                                                                   EXHIBIT h(20)

                             MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 1st day of March, 1999 between AIM Equity Funds, Inc. (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its advisory fees at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the waivers to the Company's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived.

         The Company and AIM agree to review the then-current advisory fee waivers for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be continued or terminated. Unless the Company, by vote of its Board of Directors, terminates the waivers, the waivers will continue for additional one-year terms. Exhibit "A" will be amended to reflect the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM Equity Funds, Inc.
                                    on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                    By:  ROBERT H. GRAHAM
                                       -----------------------------------------

                                    Title: President
                                          --------------------------------------


                                    A I M Advisors, Inc.

                                    By:  ROBERT H. GRAHAM
                                       -----------------------------------------

                                    Title: President
                                          --------------------------------------

                                   EXHIBIT "A"

                             AIM EQUITY FUNDS, INC.


                               WAIVER/REIMBURSEMENT/
FUND                                EXPENSE CAP                      COMMITTED UNTIL
----                           ---------------------                 ---------------
AIM CHARTER FUND
         Class A               Advisory Fee waived/limited to         June 30, 2000
         Class B               0.025% by average net assets
         Class C               in excess of $2 billion.


AIM CONSTELLATION FUND
         Class A               Advisory Fee waived/limited to          June 30, 2000
         Class B               0.025% of advisory fee on
         Class C               average net assets in excess
                               of $2 billion.


AIM WEINGARTEN FUND
         Class A               Advisory fee waived/limited to         June 30, 2000
         Class B               0.025% of average net assets
         Class C               in excess of $2 billion to and
                               including $3 billion, 0.05% of
                               advisory fee on average net assets
                               in excess of $3 billion to and
                               including $4 billion and 0.075% of
                               advisory fee on average net assets
                               in excess of $4 billion.